OFFER TO REPURCHASE
up to 4,303,210 of the Issued and Outstanding Shares of Common Stock
of
The Korea Fund, Inc.
at
98% of Net Asset Value Per Share
by
The Korea Fund, Inc.

in Exchange for Portfolio Securities of The Korea Fund, Inc.

THE OFFER TO REPURCHASE WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON APRIL 21, 2008, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED IN THE OFFER TO REPURCHASE DATED MARCH 20, 2008 AND IN THE LETTER OF TRANSMITTAL DATED MARCH 20, 2008.

March 20, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the materials listed below relating to the offer of The Korea Fund, Inc., a non-diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the ‘‘Fund’’), to repurchase up to 4,303,210 (approximately 15%) of its issued and outstanding shares of common stock, par value $0.01 per share (the ‘‘Shares’’). As of March 12, 2008, 28,688,066 Shares were outstanding. The offer is to repurchase Shares in exchange for a pro rata portion of the securities (other than (i) securities that are not traded on a public securities market or for which quoted bid and asked prices are not available, (ii) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended, (iii) securities issued by entities in countries that restrict or prohibit the holdings of securities by non-residents other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local rules and regulations, and (iv) securities that involve the assumption of contractual obligations, require special trading facilities, or can be traded only with the counterparty to the transaction) held in the Fund’s investment portfolio (the ‘‘Portfolio Securities’’), subject to adjustment for fractional Shares and odd lots, at a price equal to 98% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange (‘‘NYSE’’), the principal market in which the Shares are traded, on the business day immediately following the day the offer expires. The offer is being made upon the terms and subject to the conditions set forth in the Offer to Repurchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the ‘‘Offer’’).

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. We will not pay any fees or commissions to any broker, dealer or other person (other than The Colbent Corporation (the ‘‘Depositary) or The Altman Group (the ‘‘Information Agent’’)) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Additionally, as set forth in Instruction 7, ‘‘Korean Securities Transaction Tax and U.S. Securities Transfer Taxes,’’ of the Letter of Transmittal, the Korean securities transaction tax and other securities transfer taxes, if any, to be paid by participating shareholders with respect to the transfer of Portfolio Securities shall be deducted directly from each participating shareholder’s proceeds from the repurchase pursuant to the Offer. BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 14, ‘‘CERTAIN UNITED STATES FEDERAL INCOME TAX

CONSEQUENCES,’’ OF THE OFFER TO REPURCHASE AND INSTRUCTION 12, ‘‘BACKUP WITHHOLDING,’’ OF THE LETTER OF TRANSMITTAL.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	The Offer to Repurchase dated March 20, 2008;

2.	The Letter of Transmittal for your use and to be provided to your clients;

3.	Notice of Guaranteed Delivery;

4.	Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

5.	Return envelope addressed to the Depositary.

The Offer is not being made to, nor will the Fund accept tender of Shares from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or ‘‘blue sky’’ laws of that jurisdiction.

As described in the Offer to Repurchase under Section 4, ‘‘Procedures for Tendering Shares for Repurchase,’’ tenders may be made without the concurrent deposit of stock certificates if: (a) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (b) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time, on the third NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

AS DESCRIBED IN THE OFFER, YOU WILL BE REQUIRED TO SET UP ‘‘RECEIVE FREE’’ INSTRUCTIONS TO ACCEPT FOR DEPOSIT THE DISTRIBUTION OF THE PORTFOLIO SECURITIES.

AS DESCRIBED IN THE OFFER, THE FUND WILL, IF THE OFFER IS COMPLETED, REPURCHASE ALL SHARES FROM SHAREHOLDERS WHO OWN BENEFICIALLY OR OF RECORD AN AGGREGATE OF NOT MORE THAN 99 SHARES AND PROPERLY TENDER ALL OF THEIR SHARES. IF SUCH A TENDER IS MADE BY A BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR BENEFICIAL OWNER(S) OF SHARES WITH RESPECT TO WHICH IT IS THE RECORD HOLDER, SUCH BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST REPRESENT AND WARRANT IN THE LETTER OF TRANSMITTAL THAT IT BELIEVES, BASED UPON REPRESENTATIONS MADE TO IT BY SUCH BENEFICIAL OWNER(S), THAT EACH SUCH PERSON OWNS NOT MORE THAN 99 SHARES AND IS TENDERING ALL OF SUCH SHARES.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY SHARES.

For additional information or copies of the enclosed material, please contact The Information Agent at 800-622-1649.

Very truly yours,

The Korea Fund, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CAUSE YOU OR ANY OTHER PERSON TO BE THE AGENT OF THE KOREA FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.